1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Reports
Second-Quarter 2006 Results and Updates
Gulf of Mexico Exploration and Development &
Main Pass Energy HubTM Activities

HIGHLIGHTS
▪	In-progress exploration and development drilling in multi-year Deep Miocene Gas Exploration Venture:
o	Laphroaig located in inland waters, onshore St. Mary Parish, Louisiana
o	Long Point Deep located in inland waters, onshore Vermilion Parish at Louisiana State Lease 18091
o	Zigler Canal located onshore Vermilion Parish, Louisiana
o	Hurricane No. 3 development well at South Marsh Island Block 217
▪	Three successful exploration wells in second-quarter 2006, including Liberty Canal and Pecos located onshore Vermilion Parish, Louisiana and Point Chevreuil in St. Mary Parish, Louisiana.
▪	12 discoveries on the 23 prospects drilled and evaluated in the venture. Five additional prospects in progress or not fully evaluated.
▪	Commenced production from five wells during the second quarter and production expected from five additional wells in the third quarter 2006.
▪	Second-quarter 2006 production averaged 67 million cubic feet of natural gas equivalents per day (MMcfe/d) net to McMoRan.
▪	Third-quarter 2006 production expected to average 80-85 MMcfe/d.
▪	McMoRan amended its Main Pass Energy Hub™ (MPEH™) license application for proposed LNG facility using Closed Loop vaporization technology. Record of decision expected by year-end 2006.

NEW ORLEANS, LA, July 20, 2006 - McMoRan Exploration Co. (NYSE: MMR) today reported net income of $14.1 million, $0.32 per share, for the second quarter of 2006 compared with a net loss of $16.2 million, $0.66 per share, for the second quarter of 2005. McMoRan’s net income from its continuing operations for the second quarter of 2006 totaled $16.1 million, which includes $2.9 million of start-up costs associated with MPEH™ and $6.8 million of exploration expense. During the second quarter of 2005, net loss from continuing operations totaled $14.9 million, including $2.6 million of MPEH™ start-up costs and $28.5 million of exploration expense.

SUMMARY FINANCIAL TABLE *
	Second Quarter		Six Months
	2006	2005	2006	2005
	(In thousands, except per share amounts)
Revenues	$53,330	$33,952	$93,076	$48,619
Operating income (loss)	17,828	(12,218)	11,450	(14,334)
Income (loss) from continuing operations	16,110	(14,891)	4,705	(19,195)
Loss from discontinued operations	(1,616)	(938)	(3,293)	(1,967)
Net income (loss) applicable to common stock	14,090	(16,233)	605	(21,977)
Diluted net income (loss) per share:
Continuing operations	$0.35	$(0.62)	$0.13	$(0.82)
Discontinued operations	(0.03)	(0.04)	(0.11)	(0.08)
Applicable to common stock	$0.32	$(0.66)	$0.02	$(0.90)
Diluted average shares outstanding	51,341 (a)	24,615	30,585	24,500

a)	Reflects assumed conversion of McMoRan’s 6% Convertible Senior Notes, 5¼% Convertible Senior Notes and 5% Mandatorily Redeemable Convertible Preferred Stock. See Note d on page I.
*
If any in-progress well or unproved property is determined to be non-productive prior to the filing of McMoRan’s second quarter 2006 Form 10-Q, the related costs incurred through June 30, 2006 would be charged to exploration expense in the second quarter 2006 financial statements. McMoRan’s investment in its three in-progress wells totaled $17.1 million as of June 30, 2006.

James R. Moffett and Richard C. Adkerson, Co-Chairmen of McMoRan, said, “The continued success of our exploration and development program resulted in increased oil and gas production of 46 percent compared to the first quarter of 2006. We had three additional discoveries in the quarter and are enthusiastic about our opportunities to discover additional reserves and increase our production through our deep gas exploration activities onshore South Louisiana and in the shallow waters of the Gulf of Mexico. We are also working diligently to establish a major new offshore LNG terminal and look forward to obtaining our permit and proceeding with completion of the commercial arrangements and construction of the facilities to bring the MPEHTM LNG facility into operation.”

EXPLORATION ACTIVITIES
McMoRan announced three successful exploratory wells during the second quarter, Liberty Canal, Pecos and Point Chevreuil. Successful production tests were conducted on these wells and the King of the Hill No. 2 well (first-quarter 2006 discovery) during the second quarter. Since inception in 2004 of the multi-year exploration venture, McMoRan and its private partner have participated in 12 discoveries on the 23 prospects that have been drilled and evaluated. Five additional prospects are either in progress or not fully evaluated.

The Liberty Canal well was drilled to a total depth of 16,594 feet and evaluated with log-while-drilling tools and confirmed with wireline logs, which indicated two intervals totaling 199 gross feet with 125 net feet of hydrocarbon bearing sands. A successful production test was conducted on the well in June 2006, indicating a gross flow rate of approximately 26 million cubic feet of natural gas (MMcf/d) and 1,700 barrels per day (bbls/d) of condensate (approximately 36 MMcfe/d gross, 10 MMcfe/d net to McMoRan) with flowing tubing pressure of approximately 6,100 pounds per square inch (psi) on a 38/64th choke. The well is expected to commence production in the third quarter of 2006. The Liberty Canal discovery is located onshore Vermilion Parish, Louisiana on a significant north-south ridge where McMoRan controls 13,000 acres and has several additional exploration prospects. McMoRan incorporated the results from this well with its 3-D seismic data and developed the Zigler Canal exploratory prospect, where drilling is currently in progress, located two miles northwest of the Liberty Canal discovery. McMoRan is continuing its mapping in this area to identify additional prospects. McMoRan and its private partner each have a 37.5 percent working interest and a 27.7 percent net revenue interest in the Liberty Canal prospect.

The Pecos exploratory well commenced drilling on January 5, 2006 and was drilled to a true vertical depth of 18,795 feet (19,625 feet measured depth). Uphole pay sands were evaluated with log-while-drilling tools and wireline logs, indicating two intervals of hydrocarbons. The deeper zone encountered 31 net feet of hydrocarbon bearing sands over a 172 foot gross interval; the upper zone encountered 12 net feet of hydrocarbon bearing sands over a 14 foot gross interval. In May 2006, a drill-stem test over the deeper zone resulted in a gross test rate of approximately 15.5 MMcf/d and 600 bbls/d of condensate (approximately 19.1 MMcfe/d gross, 7 MMcfe/d net to McMoRan) and no water with a flowing tubing pressure of 2,700 pounds psi on a 31/64ths choke. The well is expected to commence production in the third quarter of 2006 utilizing nearby infrastructure. McMoRan and its private partner each own a 50 percent working interest and a 36.0 percent net revenue interest in the discovery. McMoRan has rights to approximately 3,500 acres comprising the Pecos and Platte deep gas exploration prospects at West Pecan Island located onshore in Vermilion Parish, Louisiana. The Pecos prospect was drilled as a directional well from an offshore location in less than 10 feet of water to a bottom hole location onshore.

A successful production test was conducted on the King of the Hill No. 2 discovery well at High Island Block 131 in June 2006.  The well tested at a gross rate of 11.5 MMcf/d and 60 bbls/d of condensate (approximately 12 MMcfe/d gross, 2.3 MMcfe/d net to McMoRan) on a 14/64th choke.   The well is expected to commence production in the third quarter of 2006.  McMoRan and its private partner each own a 25.0 percent working interest and a 19.6 percent net revenue interest in the King of the Hill prospect.

The Point Chevreuil exploratory well commenced drilling on November 18, 2005 and was drilled to a true vertical depth of 17,011 feet (17,274 feet measured depth). The well was evaluated with log-while-drilling tools and wireline logs, which indicated 96 net feet of hydrocarbon bearing sands over a 112 foot gross interval. A successful production test was conducted in June 2006, indicating a gross rate of 9 MMcf/d and 470 bbls/d of condensate (approximately 12 MMcfe/d gross, 2 MMcfe/d net to McMoRan) on a 15/64th choke with flowing tubing pressure of 9,100 psi. The well is expected to commence production by year-end 2006.  McMoRan has a 25 percent working interest and a 17.5 percent net revenue interest in the Point Chevreuil prospect which is located in less than 10 feet of water in the South Belle Isle Field offshore St. Mary Parish, Louisiana. In May 2006, McMoRan and its partners acquired approximately 2,500 gross acres surrounding the discovery at a state lease sale.

The JB Mountain Deep exploration well commenced drilling on July 14, 2005 and was drilled to a measured depth of 24,600 feet (true vertical depth of 24,557 feet). Interpretation of wireline logs indicated a gross interval of 115 feet at a depth of approximately 21,900 feet that will require further evaluation, as previously reported. Wireline logs also indicated an additional deeper interval of 115 feet of gross thickness at a depth of approximately 24,250 feet. The log indicated 115 feet of resistivity with the top 30 gross feet of the lower interval indicating the best porosity. A protective liner has been set and the well was temporarily abandoned. Information obtained from the testing of the Blueberry Hill well at Louisiana State Lease 340 will be incorporated in our future plans for this well. As previously reported, the Blueberry Hill well, which is located five miles east of JB Mountain Deep, encountered four potential productive hydrocarbon bearing sands below 22,200 feet. Both areas (JB Mountain Deep and Blueberry Hill) demonstrate similar geologic settings and are targeting deep Miocene sands that are equivalent in age. The Blueberry Hill well is expected to be tested in the third quarter of 2006, pending receipt of special tubulars and casing for this anticipated high pressure well. McMoRan’s investment in JB Mountain Deep and Blueberry Hill totaled $29.6 million and $11.4 million, respectively, at June 30, 2006.

EXPLORATION IN-PROGRESS
The Laphroaig exploratory well in St. Mary Parish, Louisiana commenced drilling on April 8, 2006, and is currently drilling below 15,600 feet with a planned total depth of 19,000 feet. McMoRan has a 37.5 percent working interest and a 27.8 percent net revenue interest in the Laphroaig prospect. McMoRan’s investment in Laphroaig totaled $11.1 million at June 30, 2006.

The Long Point Deep exploratory well at Louisiana State Lease 18091 in Vermilion Parish commenced drilling on April 27, 2006 and is currently drilling below 15,500 feet. The well has a planned total depth of 23,000 feet. The well, which is 7,000 feet southwest of the Long Point No. 1 discovery well, will test additional horizons in a separate fault block than the discovery well and the successful No. 2 offset well. McMoRan has a 37.5 percent working interest and a 26.8 percent net revenue interest in Long Point Deep, which is located in inland waters. McMoRan’s investment in Long Point Deep totaled $4.5 million at June 30, 2006.

The Zigler Canal well onshore Vermilion Parish, Louisiana commenced drilling on June 17, 2006. The well is currently drilling below 11,700 feet and has a proposed total depth of 13,500 feet. McMoRan and its private partner each have a 37.5 percent working interest and a 26.8 percent net revenue interest in the Zigler Canal prospect. McMoRan’s investment in Zigler Canal totaled $1.5 million at June 30, 2006.

McMoRan expects to commence drilling additional exploratory prospects during the second half of 2006, including Vermilion Block 54, Hurricane Deep at South Marsh Island Block 217 and North West Kaplan Canal. McMoRan currently has rights to over 350,000 gross acres and is also actively pursuing opportunities through its exploration venture to acquire additional acreage and prospects through farm-in or other arrangements.

Exploration In-Progress	Working Interest	Net Revenue Interest	Current Depth	Proposed Total Vertical Depth	Spud Date
St. Mary Parish, LA “Laphroaig”	37.5%	27.8%	15,600'	19,000'	April 8, 2006
Louisiana State Lease 18091 “Long Point Deep”	37.5%	26.8%	15,500'	23,000'	April 27, 2006
Onshore Vermilion Parish, LA “Zigler Canal”	37.5%	26.8%	11,700'	13,500'	June 17, 2006
Near-Term Exploration*
Vermilion Block 54**	30.0%	24.2%	n/a	15,200'	Third-Quarter 2006
South Marsh Island Block 217 “Hurricane Deep”	27.5%	19.4%	n/a	21,500'	Second-Half 2006
Onshore Vermilion Parish, LA “North West Kaplan Canal”	33.4%	23.8%	n/a	21,500'	Second-Half 2006
Near-Term Development
South Marsh Island Block 217 “Hurricane No. 3”	27.5%	19.4%	12,000'	16,000'	June 14, 2006

* Timing is subject to change.
** Depending upon applicability of the Deep Gas Royalty Relief eligibility criteria, the leases on which this well is located could be eligible for royalty relief up to 25 Bcf under current Minerals Management Service guidelines subject to pricing thresholds. McMoRan’s net revenue interest would increase during the royalty relief period for eligible leases.

PRODUCTION AND DEVELOPMENT ACTIVITIES
Second-quarter 2006 production averaged 67 MMcfe/d net to McMoRan, including oil production of approximately 2,350 bbls/d (14 MMcfe/d) from Main Pass Block 299, 46 percent higher than the average rates in first quarter of 2006 reflecting new production from five wells, including Hurricane No. 2, two wells at Long Point, King Kong No. 3 and Cane Ridge.

The Hurricane No. 3 development well commenced drilling on June 14, 2006. The well is currently drilling below 12,000 feet toward a proposed total depth of 16,000 feet. In May 2006, initial production commenced at the Hurricane No. 2 development well at South Marsh Island Block 217 and the Long Point No. 1 and No. 2 wells located at Louisiana State Lease 18090. Recent production rates from the Hurricane field approximate 92 MMcfe/d (18 MMcfe/d net to McMoRan). McMoRan and its private partner each own a 27.5 percent working interest and a 19.4 percent net revenue interest in the Hurricane field. Recent production rates from the Long Point field approximate 60 MMcfe/d (16 MMcfe/d net to McMoRan). In July 2006, the Long Point No. 2 well was recompleted to the same interval where the No. 1 well is producing. McMoRan and its private partner each own a 37.5 percent working interest and a 26.8 percent net revenue interest in the Long Point field.

The Dawson Deep discovery at Garden Banks Block 625 commenced production in July 2006. Initial production from the well approximates a gross rate of approximately 1,600 bbls/d and 2.5 MMcfd/d (2.9 MMcfe/d net to McMoRan) on a 25/64th choke with flowing tubing pressure of 5,400 psi. The well is expected to ramp up to higher rates following completion of start-up activities. McMoRan owns a 30.0 percent working interest and a 24.0 percent net revenue interest in the Dawson Deep discovery which is located on a 5,760 acre block, approximately 150 miles offshore Texas.

McMoRan’s share of third quarter 2006 production is expected to average 80-85 MMcfe/d. The increase from second quarter rates reflects new production from five additional wells expected to commence production during the third quarter of 2006, including Dawson Deep, West Cameron Block 43 No. 3, Pecos, Liberty Canal, and King of the Hill No. 2. Following start-up of these well, McMoRan expects its share of total production to reach 100 MMcfe/d. The discovery well at Point Chevreuil in St. Mary’s Parish, Louisiana is expected to commence production by year-end 2006.

PRODUCTION TIMELINE
	Working Interest	Net Revenue Interest	Expected Start-Up Date
Garden Banks Block 625 “Dawson Deep”	30.0%	24.0%	July 6, 2006
West Cameron Block 43 “No. 3”*	23.4%	18.0%	Third-Quarter 2006
West Pecan Island “Pecos”	50.0%	36.0%	Third-Quarter 2006
Onshore Vermilion Parish, LA “Liberty Canal”	37.5%	27.7%	Third-Quarter 2006
High Island Block 131 “King of the Hill”	25.0%	19.6%	Third-Quarter 2006
Louisiana State Lease 18350 “Point Chevreuil”	25.0%	17.5%	Year-End 2006

* Lease is eligible for Deep Gas Royalty Relief under MMS guidelines.

JB MOUNTAIN/MOUND POINT AREA ACTIVITIES
McMoRan is a participant in a program that began in 2002 and includes the JB Mountain and Mound Point Offset discoveries in the OCS 310 and Louisiana State Lease 340 areas, respectively. The program currently holds a 55 percent working interest and a 38.8 percent net revenue interest in the JB Mountain prospect and a 30.4 percent working interest and a 21.6 percent net revenue interest in the Mound Point Offset prospect. Under terms of the program, the third party will own all of the program’s interests until the program’s aggregate production totals 100 Bcfe attributable to the program’s net revenue interest, at which point 50 percent of the program’s interests would revert to McMoRan. All exploration and development costs associated with the program’s interest in any future wells is to be funded by the third party partner during the period prior to when McMoRan’s potential reversion occurs.

There are three producing wells and approximately 13,000 gross acres on Louisiana State Lease 340 and OCS 310 that remain subject to the 100 Bcfe arrangement. McMoRan believes there are further exploration and development opportunities on this acreage. The three producing wells averaged an aggregate gross rate of 33 MMcfe/d during the second quarter of 2006.

MAIN PASS ENERGY HUBTM UPDATE
On May 31, 2006, McMoRan submitted an amendment to its license application with the U.S. Coast Guard (USCG) and the Maritime Administration (MARAD) to obtain approval of its Main Pass Energy HubTM project using Closed Loop technology. MARAD will establish a timeline for processing the amendment, which will include the publication of revisions to the previously published Environmental Impact Statement followed by public hearings and the record of decision. The significant studies completed to date should enable the revisions to the MPEHTM permit application that incorporate Closed Loop technology to be processed expeditiously. A record of decision on the application is expected by year-end 2006.

The MPEH™ terminal would be capable of regasifying LNG at a rate of 1 billion cubic feet of natural gas (Bcf) per day. The use of existing facilities provides significant cost advantages, and the proposed project benefits from its offshore location near established shipping lanes. McMoRan is continuing discussions with potential LNG suppliers as well as gas marketers and consumers in the United States to develop commercial arrangements for the facilities.

McMoRan is also considering investments to develop substantial cavern storage for a pipeline header system that would allow deliveries into U.S. gas markets. Current plans for the MPEH™ include 28 Bcf of initial cavern storage capacity and aggregate peak deliverability from the proposed terminal, including deliveries from storage of up to 2.5 Bcf per day. As previously announced, McMoRan received approval from the Federal Energy Regulatory Commission to bring gas onshore using its proposed 36-inch pipeline into Coden, Alabama.

REVENUES
McMoRan’s second-quarter 2006 oil and gas revenues totaled $50.3 million, compared to $30.9 million during the second quarter of 2005. During the second quarter of 2006, McMoRan’s sales volumes totaled 3.9 Bcf of gas and 360,600 barrels of oil and condensate, including 203,600 barrels from Main Pass Block 299, compared to 2.8 Bcf of gas and 208,800 barrels of oil and condensate in the second quarter of 2005, including 100,600 barrels from Main Pass Block 299. McMoRan’s second-quarter comparable average realizations for gas were $6.90 per thousand cubic feet (Mcf) in 2006 and $7.51 per Mcf in 2005; for oil and condensate, including Main Pass Block 299, McMoRan received an average of $64.96 per barrel in second-quarter 2006 compared to $48.85 per barrel in second-quarter 2005.

CASH AND CASH EQUIVALENTS AND CAPITAL EXPENDITURES
On June 30, 2006, McMoRan had unrestricted cash and cash equivalents of approximately $17 million and no borrowings under its $55 million credit facility. Capital expenditures for the second quarter of 2006 totaled $73.7 million and $142.5 million for the six-months ended June 30,

2006. Capital expenditures in the first half of the year included significant development activities as McMoRan commenced production from several new wells. Capital expenditures are expected to approximate $260 million for the year, including approximately $130 million for exploration expenditures and $130 million for currently identified development costs. Capital spending may change as additional opportunities become available or to fund additional development capital expenditures on successful wells. In addition, McMoRan plans to incur approximately $5 million to advance commercialization of the MPEHTM in the remainder of 2006. Additional expenditures for the MPEHTM would be required following the receipt of the permit. McMoRan may pursue additional funding sources for its oil and gas and MPEHTM activities to supplement cash balances and cash from operations.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the MPEHTM which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas. Additional information about McMoRan and the MPEHTM project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

  -----------------------------------------------------

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; anticipated revenues; potential reversionary interests and the potential payout of those reversionary interests; the economic potential of properties; estimated exploration costs; the potential Main Pass Energy HubTM Project, the expected near-term funding of the related permitting process and the estimated capital costs for developing the project. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; and the ability to obtain regulatory approvals and significant project financing for the potential Main Pass Energy HubTM project. Such factors and others are more fully described in more detail in McMoRan’s 2005 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

A copy of this release is available on our web site at www.mcmoran.com. A conference call with securities analysts about the second-quarter 2006 results is scheduled for today at 10:00 AM Eastern Time. The conference call will be broadcast on the Internet. Interested parties may listen to the conference call live by accessing the call on “www.mcmoran.com”. A replay of the call will be available through Friday, August 11, 2006.

# # #

McMoRan EXPLORATION CO.
STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(In Thousands, Except Per Share Amounts)
Revenues:
Oil and gas	$50,276	$30,875	$85,717	$42,255
Service	3,054	3,077	7,359	6,364
Total revenues	53,330	33,952	93,076	48,619
Costs and expenses:
Production and delivery costs	10,775	4,670	21,534	8,370
Depreciation and amortization	12,430	9,013	18,274	12,929
Exploration expenses [a]	6,757	28,497	27,377	36,033
General and administrative expenses [a]	4,322	5,246	12,546	9,636
Start-up costs for Main Pass Energy Hub™ [a]	2,905	2,601	4,751	4,885
Insurance recovery [b]	(1,687)	(3,857)	(2,856)	(8,900)
Total costs and expenses	35,502	46,170	81,626	62,953
Operating income (loss)	17,828	(12,218)	11,450	(14,334)
Interest expense	(2,313)	(4,094)	(4,146)	(7,881)
Other income (expense), net	595	1,421	(2,599)[c]	3,020
Income (loss) from continuing operations	16,110	(14,891)	4,705	(19,195)
Loss from discontinued operations	(1,616)	(938)	(3,293)	(1,967)
Net income (loss)	14,494	(15,829)	1,412	(21,162)
Preferred dividends and amortization of convertible
preferred stock issuance costs	(404)	(404)	(807)	(815)
Net income (loss) applicable to common stock	$14,090	$(16,233)	$605	$(21,977)

Basic net income (loss) per share of common stock:
Continuing operations	$0.56 [d]	$(0.62)	$0.14	$(0.82)
Discontinued operations	(0.06)	(0.04)	(0.12)	(0.08)
Net income (loss) per share of common stock	$0.50 [d]	$(0.66)	$0.02	$(0.90)

Diluted net income (loss) per share of common stock:
Continuing operations	$0.35	$(0.62)	$0.13	$(0.82)
Discontinued operations	(0.03)	(0.04)	(0.11)	(0.08)
Net income (loss) per share of common stock	$0.32	$(0.66)	$0.02	$(0.90)

Average common shares outstanding :
Basic	28,280	24,615	27,556	24,500
Diluted	51,341 [d]	24,615	30,585	24,500

a.	On January 1, 2006, McMoRan adopted Statement of Financial Accounting Standards No. 123R “Share Based Payment”. Total stock-based compensation costs follow (in thousands):
	Three Months Ended		Six Months Ended
	2006	2005	2006	2005
General and administrative expenses	$601	$313	$5,252	$399
Exploration expenses	1,022	439	6,021	616
Main Pass Energy Hub start-up costs	417	4	442	4
Total stock-based compensation cost	$2,040	$756	$11,715	$1,019
b.	Primarily reflects insurance recoveries associated with insurance claims resulting from Hurricanes Ivan and Katrina.
c.	Includes a $4.3 million charge related to McMoRan debt conversion transactions completed in first quarter of 2006 (see Balance Sheet note b).
d.
Assumes conversion of McMoRan’s mandatorily redeemable preferred stock and convertible senior notes into approximately 20.2 million shares of McMoRan common stock. Per share amounts also exclude dividends totaling $0.4 million and interest expense totaling $2.1 million.

I

McMoRan EXPLORATION CO.
OPERATING DATA (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Sales volumes:
Gas (thousand cubic feet, or Mcf)	3,867,100	2,764,700	6,026,500	4,175,200
Oil (barrels) [a]	339,700	180,400	636,600	197,400
Plant products (equivalent barrels) [b]	21,000	28,400	35,300	35,500
Average realizations:
Gas (per Mcf)	$ 6.90	$ 7.51	$ 7.34	$ 7.28
Oil (per barrel)	64.96	48.85	61.32	48.97

a.
After being shut-in in September 2004 as a result of damage to a third-party facility and connecting pipelines caused by Hurricane Ivan, Main Pass 299 resumed production in May 2005 following completion of modifications to existing facilities to allow transportation of oil from the field by barge. Sales volumes from Main Pass 299 totaled 203,600 barrels in the second quarter of 2006 and 402,900 barrels for the six months ended June 30, 2006 compared with 100,600 barrels in the second quarter and six months ended June 30, 2005. Main Pass 299 produces sour crude oil, which sells at a discount to other crude oils.

b.
Results include approximately $1.1 million and $1.8 million of revenues associated with plant products (ethane, propane, butane, etc.) during the three months and six months ended June 30, 2006, respectively. Plant product revenues for the comparable periods last year totaled $1.2 million and $1.4 million, respectively.

II

McMoRan EXPLORATION CO.
CONDENSED BALANCE SHEETS (Unaudited)

	June 30,		December 31,
	2006		2005
	(In Thousands)
ASSETS
Cash and cash equivalents:
Continuing operations, includes restricted cash of $0.3 million at December 31, 2005	$16,765		$131,179
Discontinued operations, all restricted	553		1,005
Restricted investments	9,065		15,155
Accounts receivable	46,248		36,954
Inventories	23,353		7,980
Prepaid expenses	6,278	[a]	1,348
Current assets from discontinued operations, excluding cash	2,655		2,550
Total current assets	104,917		196,171
Property, plant and equipment, net	316,820	[a]	192,397
Sulphur business assets	368		375
Restricted investments and cash	5,926		10,475
Other assets	6,297	[b]	8,218
Total assets	$434,328		$407,636

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable	$81,353		$63,398
Accrued liabilities	47,450		49,817
Accrued interest	4,453		5,635
Current portion of accrued oil and gas reclamation costs	2,163		-
Current portion of accrued sulphur reclamation cost	3,007		4,724
Current liabilities from discontinued operations	4,937		5,462
Total current liabilities	143,363		129,036
6% convertible senior notes	100,895	[b]	130,000
5¼% convertible senior notes	115,000	[b]	140,000
Accrued oil and gas reclamation costs	21,957		21,760
Accrued sulphur reclamation costs	17,322		17,062
Contractual postretirement obligation	12,041		11,517
Other long-term liabilities	16,220		15,890
Mandatorily redeemable convertible preferred stock	29,021		28,961
Stockholders' deficit	(21,491)[b]		(86,590)
Total liabilities and stockholders' deficit	$434,328		$407,636

a.	Includes $58.1 million of exploratory drilling and related costs associated with the five unevaluated exploratory wells either in-progress or not fully evaluated at June 30, 2006.
b.
Reflects completion of debt conversion transactions in the first quarter of 2006. In these transactions, McMoRan converted $29.1 million of its 6% convertible senior notes due in 2008 and $25.0 million of its 5¼% convertible senior notes due in 2011 into approximately 3.6 million shares of McMoRan common stock based on the respective conversion prices ($14.25 per share for the 6% convertible notes and $16.575 per share for the 5¼% convertible notes).

III

McMoRan EXPLORATION CO.
STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
	June 30,
	2006	2005
	(In Thousands)
Cash flow from operating activities:
Net income (loss)	$1,412	$(21,162)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss from discontinued operations	3,293	1,967
Depreciation and amortization	18,274	12,929
Exploration drilling and related expenditures	14,458	28,920
Compensation expense associated with stock-based awards	11,715	1,019
Loss on induced conversion of convertible senior notes	4,301	-
Reclamation and mine shutdown expenditures	-	(4)
Amortization of deferred financing costs	940	1,112
Other	732	(366)
(Increase) decrease in working capital:
Accounts receivable	2,652	2,784
Accounts payable, accrued liabilities and other	(13,719)	11,189
Inventories	(15,372)	(2,055)
Prepaid expenses	(4,926)	(823)
(Increase) decrease in working capital	(31,365)	11,095
Net cash provided by continuing operations	23,760	35,510
Net cash used in discontinued operations	(4,869)	(1,591)
Net cash provided by (used in) operating activities	18,891	33,919

Cash flow from investing activities:
Exploration, development and other capital expenditures	(142,545)	(79,212)
Property insurance reimbursement	3,947	-
Proceeds from restricted investments	10,419	7,575
Proceeds from sale of property, plant and equipment	50	-
Increase in restricted investments	(40)	(320)
Net cash used in continuing operations	(128,169)	(71,957)
Net cash used in discontinued operations	-	-
Net cash used in investing activities	(128,169)	(71,957)

Cash flow from financing activities:
Payments for induced conversion of convertible senior notes	(4,301)	-
Dividends paid on convertible preferred stock	(1,121)	(757)
Proceeds from exercise of stock options and other	365	1,994
Financing costs	(531)	-
Net cash provided by (used in) continuing operations	(5,588)	1,237
Net cash used in discontinued operations	-	-
Net cash provided by (used in) financing activities	(5,588)	1,237
Net decrease in cash and cash equivalents	(114,866)	(36,801)
Cash and cash equivalents at beginning of year	132,184	204,015
Cash and cash equivalents at end of period	17,318	167,214
Less restricted cash from continuing operations	-	(3,135)
Less restricted cash from discontinued operations	(553)	(990)
Unrestricted cash and cash equivalents at end of period	$16,765	$163,089

IV